Exhibit 99.1

K•Swiss Reports Fourth Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--March 5, 2009--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the fourth quarter ended December 31, 2008.

Financial Highlights

Net loss for the fourth quarter of 2008 was $13,714,000, or $0.39 per diluted share, compared with net earnings of $596,000, or $0.02 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the year ended December 31, 2008, were $20,885,000, or $0.59 per diluted share, compared with $39,073,000, or $1.10 per diluted share, in the year ended December 31, 2007.

For the fourth quarter of 2008, total worldwide revenues decreased 28.0% to $56,279,000 compared with $78,167,000 in the prior-year period. Domestic revenues decreased 20.4% to $27,313,000 in the fourth quarter, and international revenues decreased 34.0% to $28,966,000. Total worldwide revenues for 2008 decreased 17.1% to $340,160,000, compared with $410,432,000, in 2007. Domestic revenues decreased 29.9% to $141,801,000 in 2008, while international revenues decreased 4.7% to $198,359,000.

Palladium Acquisition

The Company acquired Palladium SAS on July 1, 2008. Included above were Palladium’s international net sales of $1,544,000, and $11,492,000, respectively, for the fourth quarter and year ended December 31, 2008, and net loss of $1,468,000 for the fourth quarter and net income of $181,000 for the year ended December 31, 2008.

Futures Orders

Worldwide futures orders with start ship dates from January through June 2009 were $93,610,000 at December 31, 2008, compared with $147,805,000 at December 31, 2007. Domestic futures orders decreased 37.2% to $31,881,000 at December 31, 2008, from $50,758,000 the previous year. International futures orders decreased 36.4% to $61,729,000 at December 31, 2008, from $97,047,000 the previous year.

Common Stock Dividend

K•Swiss also announced that the Board of Directors has elected to suspend the Company’s common stock dividend for the foreseeable future to preserve liquidity and enhance the strength of its balance sheet. Suspension of the dividend is expected to conserve approximately $7.0 million of capital annually.

Earnings Guidance

Effectively immediately, K•Swiss has revised its guidance practice to focus on annual guidance in light of the significant volatility associated with quarterly projections. The extent and variability of the economic factors cited below call for measuring the Company’s performance over a longer term rather than on a quarter-by-quarter basis. For 2009, the Company expects full-year revenues to be approximately $210 million to $250 million and expects to report a full-year loss per diluted share of approximately $0.30 to $0.60. Full-year SG&A expenses are currently projected to be approximately $130 million, but are expected to fluctuate based on strategic decisions made during the year as well as general trends in the retail marketplace. The full-year tax benefit rate is presently estimated to be 30%, which could vary based on the global distribution of results.

Steven Nichols, Chairman of the Board and President, stated, "The fourth quarter results and our outlook for 2009 reflect the brutal realities and uncertainties of today's global retail environment. The uncertainties we face include the condition of the worldwide economy, the effectiveness of repositioning the K•Swiss brand, the level of marketing investments we could make in K•Swiss and Palladium, and currency exchange rate fluctuations, among others. Our goals for 2009 are to reduce inventory levels, minimize our net loss and make the right investments in our brands for the long term."

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its fourth quarter 2008 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (303) 262-2138. A replay of this conference call will be available until March 12, 2009, by dialing (303) 590-3000 and entering the passcode, 11126529#.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through March 12, 2009.

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K•Swiss, Royal Elastics and Palladium brands.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-K for the year ended December 31, 2008, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Earnings
(In thousands, except earnings per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008		2007
	(Unaudited)
Revenues	$56,279	$78,167	$340,160		$410,432
Cost of goods sold	43,734	40,972	204,801		220,573
Gross profit	12,545	37,195	135,359		189,859
Selling, general and administrative expenses	31,759	40,895	147,869		157,498
Operating (loss) profit	(19,214)	(3,700)	(12,510)		32,361
Other income	---	---	30,000		5,232
Interest income, net	1,441	2,418	6,965		9,594
(Loss) earnings before income taxes	(17,773)	(1,282)	24,455		47,187
Income tax (benefit) expense	(4,059)	(1,878)	3,570		8,114
Net (loss) earnings	$(13,714)	$596	$20,885		$39,073
Basic (loss) earnings per share	$(0.39)	$0.02	$0.60		$1.13
Diluted (loss) earnings per share	$(0.39)	$0.02	$0.59		$1.10
Weighted average number of shares outstanding
Basic	34,853	34,755	34,785		34,705
Diluted	34,853	35,412	35,407		35,472

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

			December 31,
			2008		2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents			$207,423		$291,235
Accounts receivable, net			34,959		34,808
Inventories			74,417		63,227
Prepaid expenses and other			10,811		11,231
Deferred taxes			6,676		5,226
Total current assets			334,286		405,727
PROPERTY, PLANT AND EQUIPMENT, NET			25,686		24,100
OTHER ASSETS
Intangible assets			22,776		4,700
Deferred taxes			3,804		3,248
Other			8,578		8,578
Total other assets			35,158		16,526
			$395,130		$446,353

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit and short-term debt			$4,355	$	---
Trade accounts payable			24,306		22,017
Accrued liabilities			24,318		28,384
Total current liabilities			52,979		50,401
OTHER LIABILITIES
Long-term debt			1,021		---
Mandatorily redeemable minority interest			3,759		---
Other liabilities			12,609		11,719
Total other liabilities			17,389		11,719
STOCKHOLDERS' EQUITY			324,762		384,233
			$395,130		$446,353

CONTACT:
K•Swiss Inc.
George Powlick, Chief Financial Officer, 818-706-5100